Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Martin P. Ketelaar, Vice President, Investor Relations (515) 362-3693
AmerUs Group To Redeem Preferred Stock at $26.03 Per Share;
Advances Dividend Payment Date to September 13, 2006
DES MOINES, Iowa (September 11, 2006) — AmerUs Group Co. (NYSE:AMH), a leading producer of life insurance and annuity products, today announced that it will redeem all of its issued and outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock on September 13, 2006 at a price of $26.03 per share. Additionally, the preferred dividend payment of $0.453125 per share will also be made on September 13, 2006 (rather than September 15, 2006 as previously announced) to coincide with the redemption payment. The total redemption price, including the dividend payment, will be $26.48 per share.
     Under the terms of the redemption, all six million shares will be redeemed at a price equal to the greater of (i) $25 per share or (ii) the sum of the present values of $25 per share and all undeclared dividends for the dividend periods from the redemption date to and including the dividend payment date on September 15, 2010, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as calculated on September 8, 2006), plus 139.5 basis points plus all declared and unpaid dividends to the redemption date.
     Funding for the redemption will come from the settlement of the forward purchase contracts forming a portion of the company’s Income PRIDES (NYSE: AMH PrA) which matured on August 16, 2006 as well as other equity issuances occurring in the six month period prior to redemption. The company received $143,750,000 upon maturity of the portfolio of U.S. Treasury securities pledged as collateral by holders of the Income PRIDES to secure their obligation to purchase shares of common stock of the company on August 16, 2006.
     AmerUs Group Co. is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating subsidiaries include AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.
     As of June 30, 2006, AmerUs Group’s total assets were $24.7 billion and shareholders’ equity totaled $1.6 billion, including accumulated other comprehensive income.